Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171

FOR IMMEDIATE RELEASE

Contact:       336-584-5171        Shareholder Direct:     800-LAB-0401
               Media - Cynthia Jay, Ext. 6652              www.labcorp.com
               Investors - Pamela Sherry, Ext. 4855

        LABCORP-REGISTERED TRADEMARK-NAMES CHIEF OPERATING OFFICER

     Burlington, NC, December 29, 1998 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH) has named Richard L. Novak to the newly-created position of executive vice president and chief operating officer (COO). He will continue to report to Thomas P. Mac Mahon, chairman and chief executive officer (CEO).
     Novak, who has been with LabCorp since March, 1997, has served as executive vice president, eastern operations, based in Burlington and is a member of the management and executive committees of the Company. Prior to joining LabCorp, he held various senior management positions with SmithKline Beecham Clinical Laboratories, Inc.
     "I am delighted to announce this appointment," said Mac Mahon. "Rich brings to this position a strong knowledge of the business, coupled with impressive strategic and operational capabilities. His unique ability to create a strong team-oriented environment within LabCorp will assist the entire organization in continuing to effectively move toward the objectives established in our strategic plan."
     Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.5 billion in 1997. With more than 18,000 employees and over 200,000 clients nationwide, the company offers more than 1,700 clinical tests, ranging from simple blood analyses to more sophisticated technologies. In addition to the major testing sites, the Center for Molecular Biology and Pathology, LabCorp's leading edge esoteric testing facility located in Research Triangle Park, North Carolina, develops applications for Polymerase Chain Reaction (PCR) technology, a revolutionary technique used to produce some of the most sensitive diagnostic tests ever developed. LabCorp's clients include physicians, state and federal governments, managed care organizations, hospitals, clinics, long-term care facilities, companies, and other clinical laboratories.
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